Exhibit 10.1

PROMISSORY NOTE

$250,000

November 16, 2010

Biovest International, Inc. a Delaware corporation, (the “Borrower”), and JMS Holdings, LLC, a Minnesota limited liability company (the “Accommodation Party” and together with the Borrower, the “Maker”), for value received, hereby promises to pay to the City of Coon Rapids (the “City”) or its assigns (the City and any assigns are hereinafter referred to as the “Holder”), at its designated principal office or such other place as the Holder may designate in writing, the principal sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) or so much thereof as may be advanced under this Note, with interest as hereinafter provided, in any coin or currency which at the time or times of payment is legal tender for the payment of private debts in the United States of America. The principal of this Note is payable in installments due as follows:

1. The term of the Loan shall be amortized over two hundred forty (240) months, with a balloon payment on the one hundred twentieth (120) month. The loan term shall commence and interest shall accrue as of the Initial Disbursement Date (as defined in the Loan Agreement). The Loan shall bear interest at a per annum rate as follows:

Months 1 – 60 at 2.5% interest

Months 61 – 80 at 5.0% interest

Months 81 – 100 at 7.0% interest

Months 101 – 120 at 9.0% interest

2. Payments of principal and interest shall commence on the first day of the first month immediately following the Initial Disbursement Date, and shall continue on the first day of each and every month thereafter until paid in full. Such payments shall fully amortize the Loan over two hundred forty (240) months; provided, however, the entire remaining unpaid balance of principal and interest shall be due and payable in full on the first day of the one hundred twentieth (120) month following the Initial Disbursement Date.

3. The Maker shall have the right to prepay the principal of this Note, in whole or in part, without prepayment penalty.

4. This Note is given pursuant to the Loan Agreement and is secured by a security agreement of even date herewith (the “Security Agreement”) covering certain property located in Anoka County, Minnesota. In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder.

All of the agreements, conditions, covenants, provisions, and stipulations contained in the Loan Agreement, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Note. If a default occurs under the Loan Agreement, or any instrument securing this Note, then the Holder of this Note may at its right and option, without notice, declare immediately due and payable the principal balance of this Note, together with any costs of collection including reasonable attorney fees incurred by the Holder of this Note in collecting or enforcing payment hereof, whether suit be brought or not, and all other sums due hereunder, or under any instrument securing this Note. The Maker agrees that the Holder of this Note may, without notice to the Borrower, but with notice to the Accommodation Party and without affecting the liability of the Maker of this Note, accept additional or substitute security for this Note, or release any security or any party liable for this Note or extend or renew this Note.

5. The remedies of the Holder of this Note as provided herein, and in the Loan Agreement, or any other instrument securing this Note, shall be cumulative and concurrent and may be pursued singly, successively, or together, and, at the sole discretion of the Holder of this Note, may be exercised as often as occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

The Holder of this Note shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Holder of this Note and then only to the extent specifically set forth in the writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. This Note may not be amended, modified, or changed except only by an instrument in writing signed by the party against whom enforcement of any such amendment, modifications, or change is sought.

6. This Note shall be governed by and construed in accordance with the laws of the state of Minnesota without regard to its conflict of laws provisions. Any disputes, controversies, or claims arising out of this Note shall be heard in the state or federal courts of Minnesota, and all parties to this Note waive any objection to the jurisdiction of these courts, whether based on convenience or otherwise.

7. The headings used in this Note are solely for convenience of reference, are no part of this Note, and are not to be considered in construing or interpreting this Note.

8. This Note, with the other Loan Documents, constitutes the entire Note between the parties pertaining to its subject matter and it supercedes all prior contemporaneous Notes, representations, and understandings of the parties pertaining to the subject matter of this Note.

9. Separability. Wherever possible, each provision of this Note and each related document shall be interpreted so that it is valid under applicable law. If any provision of this Agreement or any related document is to any extent found invalid by a court or other governmental entity of competent jurisdiction, that provision shall be ineffective only to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or any other related document.

10. IT IS HEREBY CERTIFIED AND RECITED that all conditions, acts, and things required to exist, happen, and be performed precedent to or in the issuance of this Note do exist, have happened, and have been performed in regular and due form as required by law.

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the 17th day of November, 2010.

BIOVEST INTERNATIONAL, INC.

By:	/s/ David Moser
Name: David Moser
Its: Secretary

JMS HOLDINGS, LLC

By:	/s/ James M. Stanton
Name: James M. Stanton
Its: Chief Manager